Exhibit 99.1

INOVALON REPORTS SECOND QUARTER 2017 RESULTS

Second Quarter 2017 Highlights

•                  Second quarter revenue of $110.6 million

•                  Second quarter net income of $5.5 million, resulting in diluted net income of $0.04 per share

•                  Second quarter Non-GAAP net income of $11.8 million, resulting in Non-GAAP diluted net income of $0.08 per share

•                  Second quarter Adjusted EBITDA of $27.7 million

•                  MORE2 Registry® dataset unique patient count rises 67% to more than 230 million

•                  Raising 2017 revenue guidance, expecting double-digit growth in second half

Please refer to our Second Quarter 2017 Earnings Presentation Supplement available at http://investors.inovalon.com for additional information, including slides that will be referenced during the Company’s conference call.

BOWIE, Md. — August 2, 2017 — Inovalon (Nasdaq: INOV), a leading technology company providing advanced, cloud-based platforms empowering a data-driven transformation from volume-based to value-based models across the healthcare ecosystem, today announced financial results for the second quarter of 2017.

“Inovalon continued to execute in the second quarter of 2017, again delivering financial results ahead of plan and successfully advancing its capabilities and differentiation in the healthcare marketplace,” said Keith Dunleavy, M.D., Inovalon’s Chief Executive Officer and Chairman of the Board. “Our continued investments in modularity, cloud native architecture, real-time transactional processing, data connectivity, and enhanced data visualization progressed to enable the recent introduction of the Inovalon ONE™ Platform and our engagement by multiple national health plans. These engagements, and the positive interest we are seeing in multiple sectors of the healthcare marketplace, provide us with increasing confidence regarding our leadership and growth going forward.”

Second Quarter 2017 Financial Results

•                  Revenue for the second quarter of 2017 was $110.6 million, compared with $123.8 million for the second quarter of 2016. Revenue for the second quarter of 2017 increased

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Q2 2017 Earnings Release

August 2, 2017

2.1% on a sequential basis from $108.3 million in the first quarter of 2017.

•                  Cost of revenue for the second quarter of 2017 was $37.2 million, or 33.6% of revenue, compared with 34.9% of revenue for the second quarter of 2016. This translates into gross margin for the second quarter of 2017 of 66.4% compared with 65.1% for the second quarter of 2016, an increase of 130 basis points. Gross margin for the second quarter of 2017 also increased 170 basis points on a sequential basis from the first quarter of 2017.

•                  Net income for the second quarter of 2017 was $5.5 million, resulting in diluted net income per share of $0.04, compared with $16.3 million and $0.11 per share, respectively, for the second quarter of 2016. On a sequential basis, net income for the second quarter of 2017 increased by $1.8 million, and diluted net income per share increased by $0.02 in comparison to the first quarter of 2017.

•                  Adjusted EBITDA was $27.7 million for the second quarter of 2017, compared with $40.8 million for the second quarter of 2016. Adjusted EBITDA margin was 25.1% in the second quarter of 2017, compared with 32.9% for the second quarter of 2016. On a sequential basis, Adjusted EBITDA for the second quarter of 2017 increased by $2.8 million, and Adjusted EBITDA margin increased by 210 basis points in comparison to the first quarter of 2017.

•                  Non-GAAP net income was $11.8 million for the second quarter of 2017, compared with $20.6 million for the second quarter of 2016. Non-GAAP diluted net income per share for the second quarter of 2017 was $0.08, compared with $0.14 per share for the second quarter of 2016. On a sequential basis, non-GAAP net income for the second quarter of 2017 increased by $2.1 million, and diluted net income per share increased by $0.01 in comparison to the first quarter of 2017.

•                  Net cash provided by operating activities was $41.1 million for the first six months of 2017, an increase of 27% from $32.4 million in the year-ago period.

“We are again pleased with our execution in the quarter,” said Chris Greiner, Chief Financial Officer and Chief Operating Officer of Inovalon. “Inovalon delivered revenue ahead of expectations with sustained gross margin expansion on both a year-over-year and sequential basis, driven by our continued investments in technology-enabled efficiency initiatives as well as favorable offering mix. With the headwinds we have previously discussed largely behind us, our platform capabilities being well received within the marketplace, and multiple demonstrations of meaningful contract wins, we look forward to returning to double-digit revenue growth in the second half of 2017.”

Adjusted EBITDA, Adjusted EBITDA margin and Non-GAAP net income are non-GAAP measures. Net income is the GAAP financial measure most directly comparable to Adjusted EBITDA and Non-GAAP net income. Reconciliations of net income to Adjusted EBITDA and Non-GAAP net income, identifying the differences between net income and each of these non-GAAP financial measures, are included in this press release after the consolidated financial statements.

Inovalon Holdings, Inc.

Q2 2017 Earnings Release

August 2, 2017

Key Highlights

•                  Continued Sequential Improvement Ahead of Expectations. Second quarter 2017 revenue of $110.6 million was above the Company’s expected range, improving 2.1% on a sequential basis. Gross margin in the second quarter improved by 130 basis points over the prior year’s second quarter and 170 basis points on a sequential basis, representing continued operating leverage from both technology-enabled efficiency initiatives and higher-margin offering mix. The Company’s investments in new cloud-based offerings, connectivity, modularity and technology-enabled automation continue to generate strong returns on investment. The Company continued to increase its investment in Sales & Marketing and R&D, which combined were 14.6% of revenue in the second quarter of 2017 versus 11.2% in the prior year’s second quarter and 14.2% in the first quarter of 2017. Even with these investments, the increase in gross margin in the second quarter of 2017 resulted in Adjusted EBITDA above the Company’s expected range.

•                  Continued Investments in Innovation Enable The Inovalon ONE™ Platform. Inovalon’s Investment in Innovation grew to $62.4 million in 2016 from $44.5 million in 2014, an increase of more than 40%. In the first half of 2017, Investment in Innovation of $39.6 million was up 41% on a year-over-year basis. As a result of these ongoing technology investments, particularly design initiatives focused on modularity, cloud native architecture, real-time transactional processing, and enhanced data visualization, Inovalon brought together more than 80 of its individual proprietary technology toolsets, referred to as Components, each supporting critical healthcare ecosystem functionality needs. Components have been configured into integrated sets identified as Modules, which together form one, cohesive, integrated technology platform — recently branded as “Inovalon ONE™” — that yields dramatic increases in flexibility, performance and operational cost efficiency. The Inovalon ONE™ Platform leverages Inovalon’s highly differentiated scale of connectivity within the healthcare ecosystem, depth of real-world primary-source clinical datasets, sophisticated analytical capabilities, breadth of point-of-care impact capabilities and deep subject matter expertise, empowering organizations across the healthcare industry to design and implement complex, multi-party, value-based arrangements.

•                  Multiple National Health Plans Select the Inovalon ONE™ Platform. The powerful combination of capabilities delivered by the Inovalon ONE™ Platform is proving increasingly valuable to a wide range of organizations and is witnessing strong interest from across the healthcare marketplace. Demonstrating this interest in the platform, Inovalon recently entered into multi-year engagements with two separate national health plans. Under these agreements, Inovalon is implementing the Inovalon ONE™ Platform to empower several value-based initiatives involving approximately 15 million health plan members spanning Medicare Advantage, managed Medicaid and commercial programs. In addition, Inovalon’s engagement for the Value-Based Provider Platform by a top-five national health plan, which the Company previously described in its earnings release on February 22, 2017, was the first engagement utilizing the Components and Modules of the Inovalon ONE™ Platform, and involves nearly 20 million patients.

Inovalon Holdings, Inc.

Q2 2017 Earnings Release

August 2, 2017

Demonstrating the extensibility of the Inovalon ONE™ Platform, since the announcement made by the Company on July 17, 2017 one of the two referenced national health plans has already entered into an additional five year agreement expanding the number of Components leveraged within the Inovalon ONE™ Platform to activate additional clinical quality improvement capabilities.

•                  Inovalon Certified and Receiving Fee-For-Service Medicare Data under CMS Qualified Entity (QE) Program in all 50 States and the District of Columbia. During the second quarter of 2017, Inovalon began receiving data under the CMS Qualified Entity (QE) Program for all 50 states and the District of Columbia. The QE Program enables organizations meeting detailed requirements pertaining to performance measurement, data management, security, and existing data volume to receive identified fee-for-service Medicare Parts A, B, and D medical and pharmacy claims data for use in promoting value, health outcomes, and performance improvement in the healthcare system. Under the QE agreement with CMS, Inovalon is in the process of receiving data for all Medicare fee-for-service patients back to 2009 and, following the completion of the “bring current” process data feeds, will be maintained current for the U.S. fee-for-service Medicare data across all 50 states and the District of Columbia going forward. The addition of this data will further differentiate Inovalon’s advanced analytic capabilities, deepen the Company’s data pools used for machine learning model training, enhance the Company’s ability to support value-based initiatives through its Inovalon ONE™ Platform, and expand what is already one of the healthcare industry’s largest and deepest proprietary datasets. The QE Program data will be longitudinally-matched and incorporated into the Company’s de-identified MORE2 Registry®.

•                  Continued Expansion of Proprietary Datasets and Connectivity. Inovalon’s expanding client base, breadth of offerings, connectivity, and influx of data from the QE Program in the second quarter of 2017 drove dramatic expansions in the Company’s proprietary datasets during the period. The scale and nature of the data influx is such that only preliminary estimates are being provided for the MORE2 Registry® dataset at this time. These estimates indicate that upon completion of the incorporation of the aforementioned dataset expansions, Inovalon’s MORE2 Registry® dataset will expand to more than 230 million unique patients and nearly 30 billion medical events, representing year-over-year increases of approximately 67% and 155%, respectively, if measured as of June 30, 2017. The Company expects to see continued strong expansion of its proprietary datasets through the remainder of 2017. In addition, at the end of the second quarter of 2017, Inovalon had direct electronic health record (EHR) connectivity with more than 108,000 providers, an increase of over 280% on a year-over-year basis. Inovalon’s proprietary datasets, along with the analytics and insights they power, and extensive connectivity represent significant differentiators for the Company in the healthcare marketplace.

•                  Expect Approximately 17% Year-over-Year Revenue Growth in 2H 2017 at the Midpoint of Updated Guidance. The previously-discussed headwinds which impacted Inovalon’s performance during the second half of 2016 and the first half of 2017 have run

Inovalon Holdings, Inc.

Q2 2017 Earnings Release

August 2, 2017

their course as expected, materially diminishing as of the end of the second quarter of 2017. Now, with the passing of these headwinds, and with the Company’s platform capabilities being well received within the marketplace, the Company expects to see double-digit year-over-year revenue growth in the second half of 2017. Specifically, growth is expected to be approximately 17% on a reported basis and approximately 10% on an organic basis at the midpoint of updated guidance, with revenue growth accelerating from the third quarter to the fourth quarter of 2017. In addition, given the top-line growth, as well as continued benefit from favorable offering mix and technology-enabled efficiency initiatives, Inovalon expects to see further expansion of profitability in the second half of 2017, particularly on a year-over-year basis.

Other Financial Data and Key Metrics

The following constitute other financial and key metrics which are presented quarterly.

•                  Growth of Datasets: As of June 30, 2017, only preliminary estimates for the MORE2 Registry® dataset counts were available due to the ongoing arrival of very high volumes of data. It is estimated that upon the completion of the processing of newly arriving data, the MORE2 Registry® dataset will contain more than 230 million unique patient counts and nearly 30 billion medical event counts, which would reflect increases of approximately 67% and 155%, respectively, compared with June 30, 2016.

•                  Investment in Innovation: For the quarter ended June 30, 2017, Inovalon’s ongoing investment supporting innovations in advanced, cloud-based platforms empowering a data-driven transformation from volume-based to value-based models was $21.9 million, or 20% of revenue, an increase of $5.4 million, or 32%, compared to the prior year period.

•                  Analytical Process Count Growth: Inovalon’s trailing 12-month Patient Analytical Month (PAM) count, which the Company believes is indicative of the Company’s overall level of analytical activity, grew to more than 31.2 billion as of June 30, 2017, an increase of 29% as compared with June 30, 2016.

Please see the Company’s filings with the Securities and Exchange Commission (SEC) for further detail regarding the preceding other financial data and key metrics.

Shares Outstanding

During the second quarter of 2017, Inovalon continued to repurchase shares of its Class A common stock in the open market, pursuant to its previously-announced share repurchase program, repurchasing approximately 1.6 million shares of Class A common stock for a total of $19.8 million. This brings the total number of shares repurchased from the open market since the start of the repurchase program to approximately 11.2 million shares as of June 30, 2017. As of June 30, 2017, approximately $48.6 million remained available to repurchase shares under the Company’s share repurchase program. As of July 28, 2017, the Company had 63,313,515 shares

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Q2 2017 Earnings Release

August 2, 2017

of Class A common stock outstanding and 82,498,213 shares of Class B common stock outstanding.

Acquisition

Amongst Inovalon’s capabilities are i) analytical capabilities that identify patients in need of specific clinical encounters and the specific details of greatest value to address during such encounters, ii) software platforms that facilitate the scheduling and logistical coordination of necessary clinical encounters, and iii) software platforms that empower decision support for clinical encounters. In the setting of expanding demand for these analytical capabilities, and in an effort to secure additional reliable, high-quality operational capacity to support this growing demand, on July 6, 2017, Inovalon acquired Complex Care Solutions (CCS), a company which provides technology-enabled interventions and member engagement coordination services for a number of payers and employers throughout the United States. Inovalon had grown to become the largest utilizer of CCS’ capacity on behalf of Inovalon’s clients, representing more than half of CCS’ business on a continuing basis. Consideration for the deal was approximately $3 million in cash and the assumption of a similar amount of debt. After the netting of revenue, the realization of the known discontinuation of certain non-Inovalon business conducted by CCS, and the implementation of operational and technological integration, it is expected that the acquisition of CCS will contribute an incremental $6 million in revenue during the second half of 2017 (approximately $2 million and $4 million in Q3 and Q4, respectively) and will negatively impact Adjusted EBITDA by approximately $2.5 million during the second half of 2017. This near-term negative impact is expected to be offset by continued gross margin expansion and other overhead efficiencies in Inovalon’s business. The Company expects the acquisition of CCS to be accretive to earnings in 2018.

2017 Financial Guidance

Inovalon is adjusting the full-year 2017 guidance previously issued by the Company on February 22, 2017 and reiterated on May 3, 2017, to reflect the acquisition of CCS described above, our strong year-to-date performance, and updated visibility into second half 2017 expectations. The updated 2017 guidance is summarized as follows:

Financial Metric	Updated Guidance Range Provided August 2, 2017	Previous Guidance Range Provided May 3, 2017
Revenue	$447.1 million to $459.3 million	$440.5 million to $455.0 million
Net Income	$18.0 million to $22.5 million	$19.5 million to $24.0 million
Adjusted EBITDA	$105.2 million to $112.5 million	$105.2 million to $112.5 million
Non-GAAP Net Income	$42.2 million to $46.6 million	$42.2 million to $46.6 million
Diluted net income per share	$0.13 to $0.16	$0.13 to $0.16
Non-GAAP diluted net income per share	$0.29 to $0.32	$0.29 to $0.32

Inovalon’s 2017 guidance excludes the impact of any additional acquisitions (beyond CCS) that have not yet been announced or consummated. In addition, while the Company’s sales pipeline contains a number of potentially significant strategic platform opportunities, 2017 guidance does not assume a significant contribution from these opportunities.

Inovalon Holdings, Inc.

Q2 2017 Earnings Release

August 2, 2017

Reconciliations of net income, the GAAP financial measure most directly comparable to Adjusted EBITDA and Non-GAAP net income, identifying the differences between each of these non-GAAP financial measures and net income, are included in this press release after the consolidated financial statements.

While the ongoing implementation of the share repurchase program or changes in the stock price could change the fully diluted share count, under the treasury stock method, the Company is assuming 143.5 million shares for the full year 2017. Additionally, the Company’s guidance assumes a 40.0% effective tax rate for the full year 2017.

Conference Call

Inovalon will host a conference call to discuss its second quarter 2017 results at 5:00 p.m. Eastern Time today. To participate in Inovalon’s conference call, please dial (855) 783-2604, conference ID 49382013; international callers should dial (631) 485-4882 using the same conference ID. A replay will be available on Inovalon’s investor relations website (http://investors.inovalon.com).

Please refer to our Second Quarter 2017 Earnings Presentation Supplement available at http://investors.inovalon.com for additional information, including slides that will be referenced during the Company’s conference call.

About Inovalon

Inovalon is a leading technology company providing cloud-based platforms empowering a data-driven transformation from volume-based to value-based models throughout the healthcare industry. Leveraging large-scale data interconnectivity capabilities, unparalleled proprietary datasets, advanced analytics, data-driven intervention systems, and industry-leading subject matter expertise, Inovalon enables the assessment and improvement of clinical and quality outcomes and financial performance across the healthcare ecosystem. From health plans and provider organizations, to pharmaceutical, medical device, and diagnostics companies, Inovalon’s unique achievement of value is delivered through the effective progression of “Turning Data into Insight, and Insight into Action®.” Providing technology that supports nearly 500 healthcare organizations, Inovalon’s platforms are informed by data pertaining to more than 858,000 physicians, 377,000 clinical facilities, and more than 230 million Americans. For more information, visit www.inovalon.com.

Forward Looking Statements

Certain statements contained in this press release constitute forward-looking statements within the meaning of, and are intended to be covered by the safe harbor provisions of, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release other than statements of historical fact,

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including but not limited to statements regarding the roll-out of any product or capability, the timing, performance characteristics and utility of any such product or capability, and the impact of any such product or capability on the healthcare industry, future results of operations and financial position, business strategy and plans, market growth, and objectives for future operations, are forward-looking statements. The words “believe,” “may,” “see,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “look forward,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements in this press release include, but are not limited to, strategies and business plans, expectations regarding future results, expectations regarding the size of our datasets and plans to repurchase shares of Class A common stock, and financial guidance for the full-year 2017. Inovalon has based these forward-looking statements largely on current expectations and projections about future events and trends that may affect financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, which could cause the future events and trends discussed in this press release not to occur and could cause actual results to differ materially and adversely from those anticipated or implied in the forward-looking statements.

These risks, uncertainties, and assumptions include, among others: the Company’s ability to continue and manage growth; ability to grow the client base, retain and renew the existing client base and maintain or increase the fees and activity with existing clients; the effect of the concentration of revenue among top clients; the ability to innovate new services and adapt platforms and toolsets; the ability to successfully implement growth strategies, including the ability to expand into adjacent verticals, such as direct to consumer, growing channel partnerships, expanding internationally and successfully pursuing acquisitions; the ability to successfully integrate our acquisitions and the ability of the acquired business to perform as expected; the successful implementation and adoption of new platforms and solutions, including Data Diagnostics® and INDICES® Value-Based Provider Platform; the possibility of technical, logistical or planning issues in connection with the Company’s investment in and successful deployment of the Company’s products, services and technological advancements; the ability to enter into new agreements with existing or new platforms, products and solutions in the timeframes expected, or at all; the impact of pending M&A activity in the managed care industry, including potential positive or negative impact on existing contracts or the demand for new contracts; the effects of and costs associated with compliance with regulations applicable to the Company, including regulations relating to data protection and data privacy; the ability to protect the privacy of clients’ data and prevent security breaches; the effect of competition on the business; and the efficacy of the Company’s platforms and toolsets. Additional information is also set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 23, 2017, included under the heading Item 1A, “Risk Factors.” The Company is under no duty to, and disclaims any obligation to, update any of these forward-looking statements after the date of this press release or conform these statements to actual results or revised expectations, except as required by law.

Use of Non-GAAP Financial Measures

In the Company’s earnings releases, prepared remarks, conference calls, slide presentations and

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August 2, 2017

webcasts, there may be use or discussion of non-GAAP financial measures. The GAAP financial measure most directly comparable to each non-GAAP financial measure used or discussed, and a reconciliation of the differences between the comparable GAAP financial measure and each non- GAAP financial measure are included in this press release after the consolidated financial statements.

Inovalon Holdings, Inc.

Consolidated Statements of  Income

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands, except per-share amounts)	2017	2016	2017	2016

Revenue	$110,578	$123,825	$218,884	$226,482

Expenses:
Cost of revenue(1)	37,198	43,214	75,483	85,137
Sales and marketing(1)	8,849	6,116	16,436	12,675
Research and development(1)	7,282	7,711	15,070	13,643
General and administrative(1)	35,874	31,461	71,719	68,013
Depreciation and amortization	12,479	8,496	24,964	16,890
Total operating expenses	101,682	96,998	203,672	196,358
Income from operations	8,896	26,827	15,212	30,124
Other income and (expenses):
Realized gains (losses) on short-term investments	—	(1)	—	(5)
Gain on disposal of equipment	(138)	—	(138)	534
Interest income	1,342	1,532	2,680	2,974
Interest expense	(1,519)	(1,245)	(2,932)	(2,504)
Income before taxes	8,581	27,113	14,822	31,123
Provision for income taxes	3,095	10,862	5,694	12,507
Net income	$5,486	$16,251	$9,128	$18,616

Net income attributable to common stockholders, basic and diluted	$5,338	$16,179	$8,913	$18,537
Net income per share attributable to common stockholders, basic and diluted:
Basic net income per share	$0.04	$0.11	$0.06	$0.12
Diluted net income per share	$0.04	$0.11	$0.06	$0.12

Weighted average shares of common stock outstanding:
Basic	142,632	151,712	143,680	151,497
Diluted	143,072	152,706	144,123	152,548

(1) Includes stock-based compensation expense as follows:
Cost of revenue	$410	$121	$715	$240
Sales and marketing	505	152	895	306
Research and development	307	499	580	741
General and administrative	2,525	1,364	5,154	2,941
Total stock-based compensation expense	$3,747	$2,136	$7,344	$4,228

Inovalon Holdings, Inc.

Q2 2017 Earnings Release

August 2, 2017

Inovalon Holdings, Inc.

Consolidated Balance Sheets

(In thousands)	June 30, 2017	December 31, 2016
	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$192,012	$127,683
Short-term investments	339,536	445,315
Accounts receivable, net	95,698	85,591
Prepaid expenses and other current assets	10,851	12,100
Income tax receivable	7,837	15,165
Total current assets	645,934	685,854
Non-current assets:
Property, equipment and capitalized software, net	86,898	76,420
Goodwill	185,559	184,557
Intangible assets, net	96,027	103,549
Other assets	5,277	2,964
Total assets	$1,019,695	$1,053,344

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$26,134	$16,474
Accrued compensation	14,052	15,211
Other current liabilities	8,973	9,468
Deferred revenue	11,860	11,850
Deferred rent	1,118	1,016
Credit facilities	37,500	30,000
Capital lease obligation	117	115
Total current liabilities	99,754	84,134
Non-current liabilities:
Credit facilities, less current portion	213,750	236,250
Capital lease obligation, less current portion	155	215
Deferred rent	911	1,457
Other liabilities	15,007	13,158
Deferred income taxes	32,312	34,553
Total liabilities	361,889	369,767
Stockholders’ equity:
Class A common stock	—	—
Class B common stock	1	1
Additional paid-in-capital	526,363	516,300
Retained earnings	283,215	274,087
Treasury stock	(151,404)	(106,231)
Other comprehensive loss	(369)	(580)
Total stockholders’ equity	657,806	683,577
Total liabilities and stockholders’ equity	$1,019,695	$1,053,344

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August 2, 2017

Inovalon Holdings, Inc.

Consolidated Statements of Cash Flows

(unaudited)

	Six Months Ended June 30,
(In thousands)	2017	2016

Cash flows from operating activities:
Net income	$9,128	$18,616
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation expense	7,344	4,228
Depreciation	17,442	13,236
Amortization of intangibles	7,522	3,654
Amortization of premiums on short-term investments	1,017	1,752
Realized (gains) losses on short-term investments	—	5
Tax payments for equity award issuances	—	95
Deferred income taxes	(2,513)	(654)
Excess tax benefits from stock-based compensation	—	(1,068)
Gain on disposal of equipment	138	(534)
Changes in assets and liabilities:
Accounts receivable	(10,107)	(13,467)
Prepaid expenses and other current assets	683	(960)
Income taxes receivable	7,328	9,471
Other assets	(2,313)	56
Accounts payable	5,660	(7,655)
Accrued compensation	112	(228)
Other liabilities	114	5,262
Deferred rent	(446)	(352)
Deferred revenue	10	949
Net cash provided by operating activities	41,119	32,406

Cash flows from investing activities:
Sales and maturities of short-term investments	105,245	164,767
Purchases of short-term investments	—	(132,157)
Purchases of property and equipment	(9,180)	(8,263)
Investment in capitalized software	(15,394)	(8,849)
Net cash provided by investing activities	80,671	15,498

Cash flows from financing activities:
Repurchase of common stock	(45,173)	—
Repayment of credit facility borrowings	(15,000)	(7,500)
Proceeds from exercise of stock options	3,016	4,415
Capital lease obligations paid	(58)	(31)
Tax payments for equity award issuances	(246)	(95)
Excess tax benefits from stock-based compensation	—	1,068
Net cash used in financing activities	(57,461)	(2,143)
Increase in cash and cash equivalents	64,329	45,761
Cash and cash equivalents, beginning of period	127,683	114,034
Cash and cash equivalents, end of period	$192,012	$159,795

Inovalon Holdings, Inc.

Q2 2017 Earnings Release

August 2, 2017

Inovalon Holdings, Inc.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization

(unaudited)

Inovalon defines Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) as net income calculated in accordance with GAAP, adjusted for the impact of depreciation and amortization, realized losses on short-term investments, gain on disposal of equipment, interest expense, interest income, provision for income taxes, stock-based compensation, acquisition costs, tax on equity exercises, and other non-comparable items. Adjusted EBITDA margin is defined as Adjusted EBITDA as a percentage of revenue.  A reconciliation of net income to Adjusted EBITDA follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except percentages)	2017	2016	2017	2016

Reconciliation of Net Income to Adjusted EBITDA:
Net income	$5,486	$16,251	$9,128	$18,616
Depreciation and amortization	12,479	8,496	24,964	16,890
Realized losses on short-term investments	—	1	—	5
Loss (Gain) on disposal of equipment	138	—	138	(534)
Interest income	(1,342)	(1,532)	(2,680)	(2,974)
Interest expense	1,519	1,245	2,932	2,504
Provision for income taxes	3,095	10,862	5,694	12,507
EBITDA	21,375	35,323	40,176	47,014
Stock-based compensation	3,747	2,136	7,344	4,228
Acquisition costs:
Transaction costs	21	106	121	721
Integration costs	168	—	881	—
Contingent consideration	867	3,217	1,797	6,435
Tax on equity exercises	—	7	32	95
Other non-comparable items(1)	1,552	—	2,332	832
Adjusted EBITDA	$27,730	$40,789	$52,683	$59,325

Adjusted EBITDA margin	25.1%	32.9%	24.1%	26.2%

(1)         Other “non-comparable items” include items that are not comparable across reporting periods or items that do not otherwise relate to the Company’s ongoing financial results, such as certain employee related expenses attributable to advancements in automation and operational efficiencies. Non-comparable items are excluded from Adjusted EBITDA in order to more effectively assess the Company’s period over period and on going operating performance.

Inovalon Holdings, Inc.

Non-GAAP net income

(unaudited)

Inovalon defines Non-GAAP net income as net income calculated in accordance with GAAP, adjusted to exclude tax-affected stock-based compensation expense, acquisition costs, amortization of acquired intangible assets, tax on equity exercises and other non-comparable items. A reconciliation of net income to Non-GAAP net income follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share amounts)	2017	2016	2017	2016

Reconciliation of Net Income to Non-GAAP net income:
Net income	$5,486	$16,251	$9,128	$18,616
Stock-based compensation	3,747	2,136	7,344	4,228
Acquisition costs:
Transaction costs	21	106	121	721
Integration costs	168	—	881	—
Contingent consideration	867	3,217	1,797	6,435
Amortization of acquired intangible assets	3,761	1,827	7,535	3,654
Tax on equity exercises	—	7	32	95
Other non-comparable items(1)	1,552	—	2,332	832
Tax impact of add-back items	(3,826)	(2,922)	(7,716)	(6,416)
Non-GAAP net income	$11,776	$20,622	$21,454	$28,165

GAAP basic net income per share	$0.04	$0.11	$0.06	$0.12
GAAP diluted net income per share	$0.04	$0.11	$0.06	$0.12
Non-GAAP basic net income per share	$0.08	$0.14	$0.15	$0.19
Non-GAAP diluted net income per share	$0.08	$0.14	$0.15	$0.18

(1)         Other “non-comparable items” include items that are not comparable across reporting periods or items that do not otherwise relate to the Company’s ongoing financial results, such as certain employee related expenses attributable to advancements in automation and operational efficiencies. Non-comparable items are excluded from Non-GAAP Net Income in order to more effectively assess the Company’s period over period and on going operating performance.

Inovalon Holdings, Inc.

Q2 2017 Earnings Release

August 2, 2017

Inovalon Holdings, Inc.

Key Metrics

(unaudited)

The Company believes the key metrics illustrated in the tables below are indicative of its overall level of analytical activity and its underlying growth in the business.

	As of June 30,
(In thousands)	2017	2016

MORE[2] Registry® dataset metrics:
Unique patient count(1)(4)	230,000	137,490
Medical event count(2)(4)	30,000,000	11,755,048
Trailing 12 month Patient Analytics Months (PAM)(3)	31,226,926	24,267,703

(1)         Unique patient count is defined as each unique, longitudinally matched, de-identified natural person represented in the MORE2 Registry® as of the end of the period presented.

(2)         Medical event count is defined as the total number of discrete medical events as of the end of the period presented (for example, a discrete medical event typically results from the presentation of a patient to a physician for the diagnosis of diabetes and congestive heart failure in a single visit, the presentation of a patient to an emergency department for chest pain, etc.).

(3)         Patient Analytics Months, or PAM, is defined as the sum of the analytical processes performed on each respective patient within patient populations covered by clients under contract. As used in the metric, an “analytical process” is a distinct set of data calculations undertaken by the Company which is initiated and completed by the Company’s analytical platform to examine a specific question such as whether a patient is believed to have a condition such as diabetes, or worsening of the disease, during a specific time period.

(4)         As of June 30, 2017, the Company was processing large unique patient count and medical event count dataset transmissions.  For this reason, June 30, 2017 unique patient count and medical event count amounts vary from historical calculation methodologies, and represent estimates pending final MORE2 Registry® dataset incorporation and processing.

Inovalon Holdings, Inc.

Investment in Innovation

(unaudited)

The Company’s business model is based upon the ability to deliver value to clients through the combination of advanced, cloud-based data analytics and data-driven intervention platforms focused on the achievement of meaningful and measurable improvements in clinical quality outcomes and financial performance in healthcare. The Company’s ability to deliver this value is dependent in part on the ability to continue to innovate, design new capabilities, and bring these capabilities to market in an enterprise scale. The Company’s continued ability to innovate the platform and bring differentiated capabilities to market is an important aspect of the Company’s business success. The Company’s investment in innovation includes costs for research and development, capitalized software development, and expenditures related to hardware and software platforms on which data analytics and data-driven interventions capabilities are deployed as summarized below.

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except percentages)	2017	2016	2017	2016

Investment in Innovation
Research and development(1)	$7,282	$7,711	$15,070	$13,643
Capitalized software development(2)	8,793	6,232	14,933	11,532
Research and development infrastructure investments(3)	5,828	2,600	9,586	2,979
Total investment in innovation	$21,903	$16,543	$39,589	$28,154
As a percentage of revenue
Research and development(1)	7%	6%	7%	6%
Capitalized software development(2)	8%	5%	7%	5%
Research and development infrastructure investments(3)	5%	2%	4%	1%
Total investment in innovation	20%	13%	18%	12%

(1)         Research and development primarily includes employee costs related to the development and enhancement of the Company’s service offerings.

(2)         Capitalized software development includes capitalized costs incurred to develop and enhance functionality for the Company’s data analytics and data-driven intervention platforms.

(3)         Research and development infrastructure investments include strategic expenditures related to hardware and software platforms under development or enhancement.

Inovalon Holdings, Inc.

Q2 2017 Earnings Release

August 2, 2017

Inovalon Holdings, Inc.

Forward-Looking Guidance Adjusted EBITDA

(Unaudited)

	Guidance Range
	Year Ending December 31, 2017
(In millions)	Low	High
Reconciliation of Forward-Looking Guidance Net Income to Adjusted EBITDA:
Net income	$18	$23
Depreciation and amortization	51	52
Interest expense	5	5
Interest income	(6)	(6)
Provision for income taxes (1)	12	14
EBITDA	80	88
Stock-based compensation	15	15
Acquisition costs:
Transaction costs	2	2
Contingent consideration	5	5
Other non-comparable items (2)	3	3
Adjusted EBITDA	$105	$113

(1)         A 40% tax rate is assumed in order to approximate the Company’s effective corporate tax rate.

(2)         Other “non-comparable items” include items that are not comparable across reporting periods or items that do not otherwise relate to the Company’s ongoing financial results, such as certain employee related expenses attributable to advancements in automation and operational efficiencies. Non-comparable items are excluded from Adjusted EBITDA in order to more effectively assess the Company’s period over period and on going operating performance.

Inovalon Holdings, Inc.

Forward-Looking Guidance Non-GAAP net income

(Unaudited)

	Guidance Range
	Year Ending December 31, 2017
(In millions, except per share amounts)	Low	High
Reconciliation of Forward-Looking Guidance Net Income to Non-GAAP net income:
Net income	$18	$23
Stock-based compensation	15	15
Acquisition costs:
Transaction costs	2	2
Contingent consideration	5	5
Amortization of acquired intangible assets	15	15
Other non-comparable items (1)	3	3
Tax impact of add-back items (2)	(16)	(16)
Non-GAAP net income	$42	$47

GAAP diluted net income per share	$0.13	$0.16
Non-GAAP diluted net income per share	$0.29	$0.32

Weighted average shares of common stock outstanding - diluted	143,500	143,500

(1)         Other “non-comparable items” include items that are not comparable across reporting periods or items that do not otherwise relate to the Company’s ongoing financial results, such as certain employee related expenses attributable to advancements in automation and operational efficiencies. Non-comparable items are excluded from non-GAAP net income in order to more effectively assess the Company’s period over period and on going operating performance.

(2)         A 40% tax rate is assumed in order to approximate the Company’s effective statutory corporate tax rate.

Non-GAAP Financial Measures

Inovalon provides the measures Adjusted EBITDA, Adjusted EBITDA margin, and Non-GAAP

Inovalon Holdings, Inc.

Q2 2017 Earnings Release

August 2, 2017

net income as additional information for evaluating the Company’s operating results. These measures are not prepared in accordance with, or as an alternative for, GAAP accounting and may be different from non-GAAP measures used by other companies.

Investors frequently have requested information from management regarding depreciation, amortization and other non-cash charges, such as stock-based compensation, as well as the impact of non-comparable items and management believes, based on discussions with investors, that these non-GAAP measures enhance investors’ ability to assess Inovalon’s historical and projected future financial performance. While management believes these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of non-GAAP financial measures. For example, one limitation of Adjusted EBITDA is that it excludes depreciation and amortization, which represents the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. Inovalon compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reconciling the non-GAAP financial measures to their most comparable GAAP financial measures. Investors are encouraged to review the reconciliations of these non-GAAP financial measures to the comparable GAAP measures that are provided above. These non-GAAP measures include financial information that is prepared in accordance with GAAP and presented in our consolidated financial statements and are used to evaluate our business, measure our performance, develop financial forecasts and make strategic decisions and as an important factor in determining variable compensation.

Adjusted EBITDA and Adjusted EBITDA Margin

The Company defines Adjusted EBITDA as net income calculated in accordance with GAAP, adjusted for the impact of depreciation and amortization, realized losses on short-term investments, gain on disposal of equipment, interest expense, interest income, provision for income taxes, stock-based compensation, acquisition costs, tax on equity exercises, and other non-comparable items. A reconciliation of net income, which is the most directly comparable GAAP financial measure, to Adjusted EBITDA is provided above.

Adjusted EBITDA margin is the Company’s calculation of Adjusted EBITDA, divided by revenue calculated in accordance with GAAP.

The Company uses Adjusted EBITDA and Adjusted EBITDA margin as supplemental measures of performance to gain insight into operating effectiveness. The Company uses Adjusted EBITDA and Adjusted EBITDA margin as key metrics to assess its ability to increase revenues while controlling expense growth and the scalability of the Company’s business model. The Company believes that the exclusion of the expenses eliminated in calculating Adjusted EBITDA and Adjusted EBITDA margin provides management and investors a useful measure for period-to-period comparisons of the Company’s core business and operating results by excluding items that are not comparable across reporting periods or that do not otherwise relate to the Company’s ongoing operating results. Accordingly, the Company believes that Adjusted EBITDA and Adjusted EBITDA margin provide useful information to investors and others in understanding and evaluating the Company’s operating results. However, use of Adjusted EBITDA and Adjusted EBITDA margin as analytical tools has limitations, and investors and

Inovalon Holdings, Inc.

Q2 2017 Earnings Release

August 2, 2017

others should not consider them in isolation or as substitutes for analysis of our financial results as reported under GAAP. In addition, other companies, including companies in Inovalon’s industry, might calculate Adjusted EBITDA and Adjusted EBITDA margin or similarly titled measures differently, which may reduce their usefulness as comparative measures.

Non-GAAP net income

The Company defines Non-GAAP net income as net income calculated in accordance with GAAP, adjusted to exclude tax-affected stock-based compensation expense, acquisition costs, amortization of acquired intangible assets, tax on equity exercises, and other non-comparable items.

The Company uses Non-GAAP net income as a supplemental measure of performance to gain insight into financial effectiveness. The Company uses Non-GAAP net income as a key metric to assess its ability to increase revenues while controlling expense growth and the scalability of its business model. The Company believes that the exclusion of the expenses eliminated in calculating Non-GAAP net income provides management and investors a useful measure for period to period comparisons of the Company’s core business and financial results by excluding items that are not comparable across reporting periods or that do not otherwise relate to its ongoing financial results. Accordingly, the Company believes that Non-GAAP net income provides useful information to investors and others in understanding and evaluating the Company’s performance. However, use of Non-GAAP net income as an analytical tool has limitations, and investors and others should not consider this measure in isolation or as a substitute for analysis of the Company’s financial results as reported under GAAP. In addition, other companies, including companies in Inovalon’s industry, might calculate Non-GAAP net income or similarly titled measures differently, which may reduce their usefulness as comparative measures.

Contacts:

Inovalon

George Price (Investors)

Phone: 301-809-4000 x1190

gprice@inovalon.com

Inovalon

Kim E. Collins (Communications)

Phone: 301-809-4000 x1473

kcollins@inovalon.com